Exhibit 99.5
AUTOWEB, INC.

2018 Equity Incentive Plan Restricted Stock Award Agreement

This Restricted Stock Award Agreement (“Agreement”) is entered into effective as of the Award Date set forth on the signature page to this Agreement (“Award Date”) by and between AutoWeb, Inc., a Delaware corporation (“Company”), and the person set forth as Participant on the signature page hereto (“Participant”).

This Agreement and the shares of restricted stock granted hereby are subject to the provisions of the AutoWeb, Inc. 2018 Equity Incentive Plan (“Plan”). In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Plan.

1. Award of Restricted Stock. Company hereby awards to Participant the number of shares of common stock of Company, par value $0.001 per share, set forth on the signature page to this Agreement (“Restricted Shares”), subject to the Forfeiture Restrictions set forth herein.

2. Forfeiture Restrictions Lapse Schedule. All Restricted Shares awarded pursuant to this Agreement are subject to forfeiture back to Company as may be provided in Section 3 (“Forfeiture Restrictions”) subject to the Forfeiture Restrictions lapsing in accordance with the vesting schedule set forth on the signature page to this agreement (“Vesting Schedule”).

3. Effect of Certain Events on Forfeiture Restrictions.

(a)           Termination of Employment.

(i)           Termination of Employment By Company Without Cause or By Participant With Good Reason. In the event Participant’s employment with Company is terminated by Company without Cause or by Participant for Good Reason, the Forfeiture Restrictions on the Restricted Shares that have not lapsed prior to such termination of employment shall lapse. For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meanings ascribed to them in the Severance Benefits Agreement by and between Company and Participant and referenced on the signature page to this Agreement, as such agreement may be amended from time to time (“Severance Benefits Agreement”).

(ii)           Termination of Employment By Company For Cause or By Participant Without Good Reason. Upon the termination of Participant’s employment by Company for Cause or by Participant without Good Reason, any Restricted Shares that remain subject to the Forfeiture Restrictions at the time of termination of employment shall be immediately forfeited and cancelled.

(iii)           Termination of Employment By Reason of Participant’s Death. Upon the termination of Participant’s employment by Company by reason of Participant’s death, the Forfeiture Restrictions on the Restricted Shares that have not lapsed prior to such termination of employment shall lapse.

(iv )          Termination of Employment By Company By Reason of Participant’s Disability. Upon the termination of Participant’s employment by Company by reason of Participant’s Disability, the Forfeiture Restrictions on the Restricted Shares that have not lapsed prior to such termination of employment shall lapse. For purposes of this Agreement, “Disability” shall mean Participant becoming “permanently and totally disabled” within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate, and the Committee’s determination as to whether Participant has incurred a Disability shall be final and binding on all parties concerned.

(b)           Change in Control. In the event of a Change in Control, the effect of the Change in Control on the Restricted Shares shall be determined by the applicable provisions of the Plan (including, without limitation, Article 10 of the Plan), provided that (i) to the extent the Restricted Shares are assumed or substituted by the successor company in connection with the Change in Control (or the Restricted Shares are continued by Company if it is the ultimate parent entity after the Change in Control), the Forfeiture Restrictions shall lapse in accordance with clause (i) of Section 10.2(a) of the Plan only if Participant’s employment is terminated within twenty-four (24) months following the date of the Change in Control by Company or a Subsidiary (or the successor company or a subsidiary or parent thereof) without Cause or by Participant for Good Reason; and (ii) the Restricted Shares shall not be deemed assumed or substituted by a successor company (or continued by Company if it is the ultimate parent entity after the Change in Control) for purposes of Section 10.2(a) of the Plan if the Restricted Shares are not assumed, substituted or continued with equity securities of the successor company or Company, as applicable, that are publicly-traded and listed on an exchange in the United States and that have voting, dividend and other rights, preferences and privileges substantially equivalent to the Restricted Shares. If the Restricted Shares are not deemed assumed, substituted or continued for purposes of Section 10.2(a) of the Plan, the Restricted Shares shall be deemed not assumed, substituted or continued and shall be governed by Section 10.2(b) of the Plan.

(c)           Forfeiture upon Engaging in Detrimental Activities. If, at any time while any Restricted Shares remain subject to the Forfeiture Restrictions or within the twelve (12) months after (i) the Forfeiture Restrictions lapse as to any Restricted Shares; or (ii) the effective date of any termination of Participant’s employment by Company or by Participant for any reason, Participant engages in, or is determined by the Committee in its sole discretion to have engaged in, any (i) material breach of any non-competition, non-solicitation, non-disclosure or settlement or release covenant or agreement with Company or any Subsidiary; (ii) activities during the course of Participant’s employment with Company or any Subsidiary constituting fraud, embezzlement, theft or dishonesty; or (iii) activity that is otherwise in conflict with, or adverse or detrimental to the interests of Company or any Subsidiary, then (x) Restricted Shares still subject to Forfeiture Restrictions shall be forfeited effective as of the date on which Participant engaged in or engages in that activity or conduct, unless terminated sooner pursuant to the provisions of this Agreement; (y) Restricted Shares for which the Forfeiture Restrictions have lapsed but that are still in the possession of or control of Participant shall be forfeited and returned to Company effective as of the date on which Participant engaged in or engages in that activity or conduct, unless terminated sooner pursuant to the provisions of this Agreement; and (z) the amount of any proceeds realized by Participant from any sale or other transfer of Restricted Shares as to which the Forfeiture Restrictions had lapsed shall be forfeited by Participant and shall be paid by Participant to Company, and recoverable by Company, within sixty (60) days following such termination date of the Options.  For purposes of the foregoing, the following will be deemed to be activities in conflict with or adverse or detrimental to the interests of Company or any Subsidiary: (i) Participant’s conviction of, or pleading guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony, the underlying events of which related to Participant’s employment with Company; (ii) knowingly engaged or aided in any act or transaction by Company or a Subsidiary that results in the imposition of criminal, civil or administrative penalties against Company or any Subsidiary; or (iii) misconduct during the course of Participant’s employment by Company or any Subsidiary that results in an accounting restatement by Company due to material noncompliance with any financial reporting requirement under applicable securities laws, whether such restatement occurs during or after Participant’s employment by Company or any Subsidiary.

(d)           Reversion of Forfeited Shares to Plan. Any Restricted Shares that are forfeited shall be cancelled and revert to the Plan and shall again be available for Awards under the Plan.

(e)        Reservation of Committee Discretion to Accelerate Lapse of Forfeiture Restrictions.  The Committee reserves the right, in its sole and absolute discretion, to accelerate the lapsing of the Forfeiture Restrictions under circumstances not otherwise covered by the foregoing provisions of this Section 3.  The Committee is under no obligation to exercise any such discretion and may or may not exercise such discretion on a case-by-case basis.

4. Restrictive Legend. Until Forfeiture Restrictions lapse, all book entry accounts (or if applicable, certificates) representing the Restricted Shares shall bear the following legend in addition to all other legends applicable to shares of Company’s common stock:

The shares represented by this Advice [or Certificate, if applicable] are subject to forfeiture to and recoupment by AutoWeb, Inc. and may not be sold or otherwise transferred except pursuant to the provisions of the 2018 Equity Incentive Plan Restricted Stock Award Agreement by and between AutoWeb, Inc. and [Participant] dated as of [Award Date].

As Forfeiture Restrictions lapse and Participant has made arrangements satisfactory to Company to satisfy applicable tax-withholding obligations, Company shall cause the foregoing restrictive legend to be removed with respect to Restricted Shares that are no longer subject to the Forfeiture Restrictions. Notwithstanding the foregoing, Participant agrees that Company may impose, and Participant agrees to be bound by, Company policies and procedures with respect to the ownership, timing and manner of resales of shares of Company’s securities, including without limitation, (i) restrictions on insider trading; (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by officers, directors and affiliates of Company following a public offering of Company’s securities; (iii) stock ownership or holding requirements applicable to officers and/or directors of Company; and (iv) the required use of a specified brokerage firm for such resales.

5. Section 83(b) Election Notice. If Participant elects under Section 83(b) of the Code to be taxed immediately on the Restricted Shares rather than as the Forfeiture Restrictions lapse, Participant must notify Company of the election within ten (10) days of filing that election with the Internal Revenue Service.

6. Miscellaneous.

(a)           Nontransferability of Restricted Shares. The Restricted Shares shall be nontransferable or assignable except to the extent expressly provided in the Plan. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(b)           Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

(c)           Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware other than its conflict of laws principles. The parties agree that in the event that any suit or proceeding is brought in connection with this Agreement, such suit or proceeding shall be brought in the state or federal courts located in New Castle County, Delaware, and the parties shall submit to the exclusive jurisdiction of such courts and waive any and all jurisdictional, venue and inconvenient forum objections to such courts.

(d)           Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e)           Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail, postage prepaid. Notice by mail shall be deemed delivered on the date on which it is postmarked.

Notices to Company should be addressed to:

AutoWeb, Inc.
18872 MacArthur Blvd., Suite 200
Irvine, CA 92612-1400
Attention: Chief Legal Officer

Notice to Participant should be addressed to Participant at Participant’s address as it appears on Company’s records.

Company or Participant may by writing to the other party designate a different address for notices. If the receiving party consents in advance, notice may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

(f)           Agreement Not an Employment Contract. This Agreement is not an employment or service contract, and nothing in this Agreement or in the granting of the Restricted Shares shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue as an employee of Company or any Subsidiary or on the part of Company or any Subsidiary to continue Participant’s employment or service as an Employee.

(g)           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement but all of which, taken together, shall constitute one and the same Agreement binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.

(h)           Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan and this Agreement as are consistent with the Plan and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee (including determinations as to the calculation, satisfaction or achievement of performance-based vesting requirements, if any, to which the Restricted Shares are subject) shall be final and binding upon Participant, Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

(i)           Entire Agreement; Modification. This Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified except as provided in the Plan or in a written document signed by each of the parties hereto and may be rescinded only by a written agreement signed by both parties.

Remainder of Page Intentionally Left Blank; Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.

Award Date:  _______________________________________

Number of Restricted Shares: __________________________

Severance Benefits Agreement: ________________________

Vesting Schedule: ___________________________________

“Company” AutoWeb, Inc., a Delaware corporation

By:
[Company Representative]
[Title]

“Participant”

By:
[Participant’s Name]
[Title]

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